Exhibit 4.1

WARRANT CERTIFICATE

THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE ON OR BEFORE 5:00 PM, ARIZONA TIME, ON FEBRUARY 15, 2030, AFTER WHICH TIME THESE WARRANTS SHALL BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS WARRANT MUST NOT TRADE THIS WARRANT BEFORE JUNE 16, 2023.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A PERSON IN THE UNITED STATES OR A U.S. PERSON UNLESS THE WARRANT AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN THEM UNDER REGULATION S PROMULGATED PURSUANT TO THE U.S. SECURITIES ACT.

SERIES 1 2023 WARRANTS TO PURCHASE COMMON SHARES

OF

TILT HOLDINGS INC.

Certificate Number [CERT. #]	Number of Warrants represented by this certificate – [# OF WARRANTS]

THIS CERTIFIES THAT, for value received, [HOLDER], is entitled, at any time prior to the Expiry Time, to purchase, at the Exercise Price, one Share of the Company, for each Warrant evidenced hereby, by surrendering to the Company at its registered office at 745 Thurlow Street, #2400 Vancouver, British Columbia, V6C 0C5, this Warrant Certificate, together with a Subscription Form, duly completed and executed, and either (i) cash, certified cheque, money order or bank draft in lawful money of the United States payable to or to the order of the Company for the amount equal to the Exercise Price per Share multiplied by the number of Shares subscribed for or (ii) notice of a cashless exercise, on and subject to the terms and conditions set forth below.

Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase any shares of the Company at any time after the Expiry Time, and from and after the Expiry Time this Warrant Certificate and the Warrants represented hereby, and all rights hereunder shall be void and of no value.

1.	Definitions

In this Warrant Certificate, including the preamble, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings:

(a)	“Business Day” means a day which is not a Saturday, Sunday, or a state or Federal holiday in the City of Phoenix, Arizona, United States and, to the extent that the Shares are listed and posted for trading on the Exchange, shall be a day on which the Exchange is open for trading;

(b)	“Company” means TILT Holdings Inc., a corporation existing under the laws of British Columbia, and its successors and assigns;

(c)	“Current Market Price” at any date, means the price per Share equal to the weighted average of the sale prices per Share at which the Shares have traded (i) on the Exchange, or (ii) if the Shares are not listed on the Exchange, on such other stock exchange on which such shares are listed as may be selected for such purpose by the board of directors of the Company, or (iii) if the Shares are not listed on any stock exchange, then on the over-the-counter market, during the period of any five (5) consecutive trading days selected by the Company commencing not earlier than twenty (20) trading days and ending no later than three (3) trading days before such date; provided, however, if the Shares are not listed on any exchange or on the over-the-counter market, the Current Market Price shall be as determined by the board of directors of the Company, or such firm of independent chartered accountants as may be selected by the board of directors of the Company, acting reasonably and in good faith in their sole discretion; for these purposes, the weighted average of the sale price for any period shall be determined by dividing the aggregate sale prices per Share during such period by the total number of Shares sold during such period, provided that “Current Market Price” shall be converted into United States dollars using the applicable closing daily exchange rate published by the Bank of Canada on the day before a Subscription Form is received at the registered office of the Company, and provided further, that if no such rate was published on such date, the next preceding closing daily exchange rate published by the Bank of Canada be used;

(d)	“Exchange” means the NEO Exchange in Canada;

(e)	“Exercise Price” means $0.07084 in U.S. Dollars per Share, unless such price shall have been adjusted in accordance with the provisions of Section 12, in which case it shall mean the adjusted price in effect at such time;

(f)	“Expiry Time” means 5:00 p.m., Arizona time, on February 15, 2030;

(g)	“Form of Transfer” means the form of transfer annexed hereto as Schedule “B”;

(h)	“Holder” means the registered holder of this Warrant Certificate;

(i)	“Issuance Date” means the date of issue of the Warrants;

(j)	“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

(k)	“Series 1 2023 Warrants” means the warrants issued by the Company on February 15, 2023;

(l)	“Share” means a fully paid and non-assessable common share of the Company (such common shares of the Company, collectively, the “Shares”);

(m)	“Subscription Form” means the form of subscription annexed hereto as Schedule “A”;

(n)	“this Warrant Certificate”, “herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to this Warrant Certificate and any deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof; and

(o)	“Warrant” or “Warrants” means the right to acquire Shares evidenced hereby.

2.	Expiry Time

After the Expiry Time, all rights under any Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall wholly cease and terminate and such Warrants and this Warrant Certificate shall be void and of no value or effect.

3.	Exercise Procedure

(a)	The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Company prior to the Expiry Time at its registered office:

(i)	this Warrant Certificate, with the Subscription Form duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company; and

(ii)	either (A) cash, certified cheque, money order or bank draft payable to or to the order of the Company in lawful money of the United States at par in the Province of British Columbia in an amount equal to the Exercise Price multiplied by the number of Shares for which subscription is being made or (B) notice that the Holder elects to effect a cashless exercise as contemplated by Section 3(b).

(b)	This Warrant Certificate may be exercised, in whole or in part, by surrender of this Warrant Certificate without payment to the Company of any other consideration, commission or remuneration, by election of the cashless exercise option on the Subscription Form. In the event of such exercise, the number of Shares issuable upon the exercise of this Warrant Certificate shall be reduced and the Company shall issue to the Holder a number of Shares computed using the following formula:

X =

Where:

X	--	The number of Shares to be issued to the Holder upon full exercise.

Y	--	The number of Shares issuable upon exercise of this Warrant Certificate in accordance with its terms by means of a cash exercise rather than a cashless exercise.

A	--	The Fair Market Value of one Share (at the date of such calculation).

B	--	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 3(b), the “Fair Market Value” of one Share on any date in question shall be the closing sale price of a Share on the Exchange (or the other principal stock exchange or stock market on which the Shares are traded at such time, if applicable) or, if the Shares are not traded on any such principal stock exchange or stock market at such time, the average of the high and low closing bid and ask prices of a Share on any over-the-counter market on which the Shares are traded on the Business Day immediately preceding such date (or if there is not trading on such date, on the next preceding Business Day on which there was trading in the Shares), as quoted in The Globe and Mail, provided that “Fair Market Value” shall be converted into United States dollars using the applicable closing daily exchange rate published by the Bank of Canada on the day before a Subscription Form is received at the registered office of the Company, and provided further, that if no such rate was published on such date, the next preceding closing daily exchange rate published by the Bank of Canada be used. If the Shares are not listed or qualified for trading on any stock exchange, stock market or over-the-counter market at such time, then the Fair Market Value shall be determined in good faith by the members of the board of directors of the Company. In connection with any cashless exercise, no cash or other consideration will be paid by the Holder in connection with such exercise other than the surrender of this Warrant Certificate itself, and no commission or other remuneration will be paid or given by the Holder or the Company in connection with such exercise. On any partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant Certificate of like tenor, in the name of the Holder hereof or as the Holder (upon payment by the Holder of any applicable transfer taxes and subject to applicable securities laws) may request, providing in the aggregate on the face thereof for the number of Shares for which such Warrant Certificate may still be exercised (and such Shares, for the avoidance of doubt, may be subsequently exercised in accordance with this Section 3(b)).

(c)	Any Warrant Certificate referred to in Section 3(a)(i) or Section 3(b) and any cash, certified cheque, money order, bank draft or notice referred to in Section 3(a)(ii) shall be deemed to be surrendered or delivered, as applicable, only upon delivery thereof to the Company at its registered office in the manner provided in Section 27.

(d)	This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder, for new warrant certificates of like tenor, and bearing, as applicable, the same legend, representing, in the aggregate, the right to subscribe for the number of Shares which may be subscribed for hereunder.

4.	Entitlement to Certificate

Upon delivery and payment or notice as set out in Section 3, the Company shall cause to be issued to the Holder hereof the Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Warrant Certificate and the Holder hereof shall become a shareholder of the Company in respect of such Shares with effect from the date of such delivery and payment or notice and shall be entitled to delivery of a direct registration system (“DRS”) statement or statements evidencing such Shares and the Company shall cause such DRS statements or statements to be mailed to the Holder hereof at the address or addresses specified in such subscription within five (5) Business Days of such delivery and payment or notice.

5.	Register of Warrantholders and Transfer of Warrants

The Company shall cause a register to be kept in which shall be entered the names and addresses of all holders of the Warrants and the number of Warrants held by them. No transfer of Warrants shall be valid unless made by the Holder or its executors, administrators or other legal representatives or its attorney or solicitor (Canadian) duly appointed by an instrument in writing in form and manner satisfactory to the Company in compliance with all applicable securities legislation and recorded on the register of holders of Warrants maintained by the Company, nor until stamp or governmental or other charges arising by reason of such transfer have been paid. The transferee of a Warrant shall, after a Form of Transfer is duly completed and the Warrant is lodged with the Company and upon compliance with all other reasonable requirements of the Company or law, be entitled to have his, her or its name entered on the register as the owner of such Warrant, free from all equities or rights of set-off or counterclaim between the Company and the transferor or any previous holder of such Warrant, save in respect of equities of which the Company is required to take notice by statute or by order of a court of competent jurisdiction. The Company may treat the registered holder of any Warrant certificate as the absolute owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary except where the Company is required to take notice by statute or by order of a court of competent jurisdiction.

6.	Partial Exercise

The Holder may subscribe for and purchase or provide notice of a cashless exercise for a number of Shares less than the number the Holder is entitled to purchase or provide notice of a cashless exercise for pursuant to this Warrant Certificate. In the event of any such subscription and purchase or notice of a cashless exercise prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new Warrant certificate in respect of the balance of the Shares of which he, she or it was entitled to purchase or provide notice of a cashless exercise for pursuant to this Warrant Certificate and which were then not purchased or elected to be subject to a cashless exercise in accordance with Section 3(b).

7.	No Fractional Shares

Notwithstanding any adjustments provided for in Section 12 or otherwise, the Company shall not be required upon the exercise of any Warrants, to issue fractional Shares in satisfaction of its obligations hereunder. Where a fractional Share would, but for this Section 7, have been issued upon exercise of a Warrant, in lieu thereof, there shall be paid to the Holder an amount equal (rounded down to the nearest US$0.01) to the product obtained by multiplying such fractional share interest by the Current Market Price at the date of due exercise of the Warrants and delivery by the Holder of a Subscription Form and the Exercise Price in the manner provided in Section 3, which payment shall be made within five (5) Business Days of such delivery and payment.

8.	Not a Shareholder

Nothing in this Warrant Certificate or in the holding of the Warrants evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

9.	No Obligation to Purchase or Provide Notice

Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase, pay for, or provide notice of a cashless exercise for, or the Company to issue, any Shares except those Shares in respect of which the Holder shall have exercised its right to purchase or provide notice of a cashless exercise for hereunder in the manner provided herein.

10.	Ranking of Warrants

All Series 1 2023 Warrants shall rank pari passu, notwithstanding the actual date of the issue thereof.

11.	Covenants

(a)	The Company covenants and agrees that:

(i)	so long as any Warrants evidenced by this Warrant Certificate remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise its rights in respect of all the Shares for the time being represented by such outstanding Warrants;

(ii)	it will use reasonable commercial efforts to ensure that all Shares outstanding or issuable from time to time (including without limitation the Shares issuable on the exercise of the Warrants) continue to be or are listed and posted for trading on the Exchange, provided that this clause shall not be construed as limiting or restricting the Company from completing a consolidation, amalgamation, arrangement, takeover bid or merger that would result in the Shares ceasing to be listed and posted for trading on another recognized Canadian exchange, so long as the holders of Shares receive cash or the holders of the Shares have approved the transaction in accordance with the requirements of applicable corporate and securities laws and the policies of the Exchange;

(iii)	it will use commercially reasonable best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the securities laws in each of the provinces of Canada in which it is a reporting issuer;

(iv)	it will use reasonable commercial efforts to timely file all reports required to be filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), including any extension period under Rule 12b-25 of the Exchange Act; and

(v)	all Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon notice or payment therefor of the amount at which such Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof.

(b)	The Company shall use all commercially reasonable efforts to preserve and maintain its corporate existence, except as may otherwise be contemplated by this Warrant Certificate, including, but not limited to, subsection 12(d).

12.	Adjustment to Exercise Price

The Exercise Price in effect at any time is subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company:

(i)	issues Shares or securities exchangeable for or convertible into Shares to all or substantially all the holders of the Shares by way of a stock dividend or other distribution;

(ii)	subdivides or changes its outstanding Shares into a greater number of shares; or

(iii)	reduces or consolidates its outstanding Shares into a smaller number of shares

(any of such events being called a “Share Reorganization”), then the Exercise Price will be adjusted effective immediately after the record date for any such event in (i) above or the effective date of any such event in (ii) or (iii) above, as the case may be, by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction, the numerator of which is the number of Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Share Reorganization and the denominator of which is the number of Shares outstanding immediately after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Shares are distributed, the number of Shares that would have been outstanding had all such securities been exchanged for or converted into Shares on such effective date or record date). To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 12(a) as a result of the fixing by the Company of a record date for the distribution of exchangeable or convertible securities referred to in subsection 12(a)(i), the Exercise Price will be readjusted immediately after the expiration of any relevant exchange or conversion right to the Exercise Price that would then be in effect based upon the number of Shares actually issued and remaining issuable as a result of the event described in subsection 12(a)(i) immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

(b)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company fixes a record date for the issue of rights, options or warrants to the holders of all or substantially all of its outstanding Shares under which such holders are entitled to subscribe for or purchase Shares or securities exchangeable for or convertible into Shares, where:

(i)	the right to subscribe for or purchase Shares or other securities expires not more than 45 days after the record date for such issue (the period from the record date to the date of expiry being herein in this Section 12 called the “Rights Period”), and

(ii)	the cost per Share during the Rights Period (inclusive of any cost of acquisition of securities exchangeable for or convertible into Shares in addition to any direct cost of Shares) (herein in this Section 12 called the “Per Share Cost”) is less than 95% of the Current Market Price of the Shares on the record date,

(any of such events being called a “Rights Offering”), then the Exercise Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(A)	the numerator of which is the aggregate of:

(1)	the number of Shares outstanding as of the record date for the Rights Offering; and

(2)	a number determined by dividing the product of the Per Share Cost and:

(I)	where the event giving rise to the application of this subsection 12(b) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase additional Shares, the number of Shares so subscribed for or purchased during the Rights Period, or

(II)	where the event giving rise to the application of this subsection 12(b) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Shares, the number of Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price of the Shares as of the record date for the Rights Offering; and

(B)	the denominator of which is:

(1)	in the case described in subsection 12(b)(ii)(A)(2)(I), the number of Shares outstanding, or

(2)	in the case described in subsection 12(b)(ii)(A)(2)(II), the number of Shares that would be outstanding if all the Shares described in subsection 12(b)(ii)(A)(2)(II) had been issued,

as at the end of the Rights Period.

Any Shares owned by or held for the account of the Company or any subsidiary or affiliate (as defined in the Securities Act (British Columbia)) of the Company will be deemed not to be outstanding for the purpose of any such computation.

If by the terms of the rights, options or warrants referred to in this subsection 12(b), there is more than one purchase, conversion or exchange price per Share, the aggregate price of the total number of additional Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of:

(I)	the lowest purchase, conversion or exchange price per Share, as the case may be, if such price is applicable to all Shares which are subject to the rights, options or warrants, and

(II)	the average purchase, conversion or exchange price per Share, as the case may be, if the applicable price is determined by reference to the number of Shares acquired.

To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 12(b) as a result of the fixing by the Company of a record date for the distribution of rights, options or warrants referred to in this subsection 12(b), the Exercise Price will be readjusted immediately after the expiration of any relevant exchange or conversion right to the Exercise Price that would then be in effect based upon the number of Shares actually issued and remaining issuable as a result of the event described in this subsection 12(b) immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Holder has exercised the Warrants in accordance herewith during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor, the Holder will, in addition to the Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Shares equal to the difference between (a) the result obtained when the Exercise Price in effect immediately prior to the end of such Rights Offering pursuant to this subsection is multiplied by the number of Shares received upon the exercise of the Warrant during such period, and the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this subsection, and (b) the number of Shares received upon the exercise of the Warrant during such period; provided that the provisions of Section 7 will be applicable to any fractional interest in a Share to which such Holder might otherwise be entitled. Such additional Shares will be deemed to have been issued to the Holder immediately following the end of the Rights Period and a DRS statement for such additional Shares will be delivered to such Holder within ten (10) Business Days following the end of the Rights Period.

(c)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company fixes a record date for the issue or the distribution to the holders of all or substantially all of the outstanding:

(i)	shares of the Company of any class other than Shares;

(ii)	rights, options or warrants to acquire Shares or securities exchangeable for or convertible into Shares (other than rights, options or warrants issued to the holders of all or substantially all of the outstanding Shares pursuant to which such holders are entitled to subscribe for or purchase Shares at a price per share (or in the case of securities exchangeable for or convertible into Shares at an exchange or conversion price per share at the date of issue of such securities) of at least 95% of the Current Market Price of the Shares on such record date);

(iii)	evidence of indebtedness of the Company; or

(iv)	any property or other assets of the Company,

and if such issue or distribution does not constitute (A) a Share Reorganization or (B) a Rights Offering (any of such non-excluded events being called a “Special Distribution”), the Exercise Price will be adjusted effective immediately after such record date to a price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(A)	the numerator of which is the difference between:

(1)	the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date; and

(2)	the aggregate fair market value (as determined in good faith by action of the board of directors of the Company, subject, however, to the prior written consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required) to the holders of the Shares of such securities, evidence of indebtedness or property or other assets to be issued or distributed in the Special Distribution; and

(B)	the denominator of which is the product obtained by multiplying the number of Shares outstanding on such record date by the Current Market Price of the Shares on such record date.

Any Shares owned by or held for the account of the Company or any subsidiary or affiliate (as defined in the Securities Act (British Columbia)) of the Company will be deemed not to be outstanding for the purpose of any such computation.

To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 12(c) as a result of the fixing by the Company of a record date for the issue or distribution of rights, options or warrants to acquire Shares or securities exchangeable for or convertible into Shares referred to in this subsection 12(c), the Exercise Price will be readjusted immediately after the expiration of any relevant exercise or conversion right to the amount that would then be in effect if the fair market value had been determined on the basis of the number of Shares actually issued and the number of Shares remaining issuable, as a result of the issue or distribution referred to in this subsection 12(c) immediately after such expiration, and will be further readjusted in such manner upon the expiration of any further such right.

(d)	If and whenever at any time after the Issuance Date and prior to the Expiry Time there is a reclassification or redesignation of the Shares outstanding at any time or change of the Shares into other shares or into other securities (other than a Share Reorganization), or a consolidation, amalgamation, merger, arrangement, business combination or other similar transaction of the Company with or into any other corporation or other entity (other than a consolidation, amalgamation, merger, arrangement, business combination or other similar transaction which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Holder, upon exercising the Warrants after the effective date of such Capital Reorganization, will be entitled to receive and will accept, in lieu of the number of Shares to which such Holder was theretofore entitled upon such exercise, the kind and aggregate number of shares, other securities or other property which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which such Holder was theretofore entitled upon exercise of the Warrants. If determined appropriate by action of the board of directors of the Company, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 12 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 12 will thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares, other securities or other property thereafter deliverable upon the exercise hereof. Any such adjustment must be made by and set forth in an amendment to this Warrant Certificate approved by action by the board of directors of the Company and will, absent manifest error, for all purposes be conclusively deemed to be an appropriate adjustment.

(e)	If at any time after the Issuance Date and prior to the Expiry Time, any adjustment in the Exercise Price shall occur as a result of any of the events set out in subsections 12(a), (b) or (c), then the number of Shares purchasable upon the subsequent exercise of the Warrants shall be simultaneously adjusted by multiplying the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Exercise Price; provided that the provisions of Section 7 will be applicable to any fractional interest in a Share to which such Holder might otherwise be entitled. To the extent any adjustment occurs pursuant to this subsection 12(e) as a result of the fixing by the Company of a record date for the distribution of exchangeable or convertible securities referred to in subsection 12(a)(i) or as a result of the fixing by the Company of a record date for the distribution of rights, options or warrants referred to in subsection 12(b), the number of Shares purchasable upon exercise of the Warrants shall be readjusted immediately after the expiration of any relevant exchange or conversion right to the number of Shares which would be purchasable based upon the number of Shares actually issued and remaining issuable as a result of the event described in subsection 12(a)(i) or 12(b), as the case may be, immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right. To the extent that any adjustment occurs pursuant to this subsection 12(e) as a result of the fixing by the Company of a record date for the issue or distribution of rights, options or warrants referred to in subsection 12(c)(ii), the number of Shares purchasable upon exercise of the Warrants shall be readjusted immediately after the expiration of any relevant exchange or conversion right to the number of Shares which would be purchasable pursuant to this subsection 12(e) if the fair market value of such rights, options or warrants had been determined for purposes of the adjustment pursuant to this subsection 12(e) on the basis of the number of Shares issued and the number of Shares remaining issuable, as a result of the issue or distribution referred to in subsection 12(c) immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

13.	Rules Regarding Calculation of Adjustment of Exercise Price

(a)	The adjustments provided for in Section 12 are cumulative and will, in the case of any adjustment to the Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 12.

(b)	No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

(c)	No adjustment in the Exercise Price will be made in respect of any event described in Section 12, other than the events referred to in subsections 12(a)(ii) and (iii), if the Holder is entitled to participate in such event, or is entitled to participate within 45 days from the record date or effective date, as the case may be, of the event described in Section 12 in a comparable event, on the same terms, mutatis mutandis, as if the Holder had exercised the Warrants prior to or on the effective date or record date of such event, such participation being subject to the prior consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required.

(d)	No adjustment in the Exercise Price will be made under Section 12 in respect of the issue from time to time of Shares as dividends paid in the ordinary course to holders of Shares who exercise an option or election to receive substantially equivalent dividends in Shares in lieu of receiving a cash dividend and any such event will be deemed not to be a Share Reorganization or any other event described in Section 12.

(e)	If at any time a question or dispute arises with respect to adjustments provided for in Section 12, such question or dispute will be conclusively determined by the auditors of the Company or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the board of directors of the Company and any such determination, where required, will be binding upon the Company, the Holder and the shareholders of the Company, but subject in all cases to the prior written consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required, and any other necessary regulatory approval. The Company will provide such auditors or accountants with access to all necessary records of the Company.

(f)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company takes any action affecting or relating to the Shares, other than any action described in Section 12, which in the opinion of the board of directors of the Company would have a material adverse effect on the rights of the Holder, the Exercise Price will be adjusted by action of the board of directors of the Company in such manner, if any, and at such time as the board of directors may in their sole discretion determine to be equitable in the circumstances, but subject in all cases to the prior written consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required, and any other necessary regulatory approval. Failure of the taking of action by the board of directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the Company affecting the Shares will be conclusive evidence that the board of directors of the Company has determined that it is equitable to make no adjustment in the circumstances.

(g)	If the Company sets a record date to determine the holders of the Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, abandons its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date.

(h)	In the absence of a resolution of the board of directors of the Company fixing a record date for a Share Reorganization, Special Distribution or Rights Offering, the Company will be deemed to have fixed as the record date therefor the date on which the Share Reorganization, Special Distribution or Rights Offering is effected.

(i)	As a condition precedent to the taking of any action which would require any adjustment to the Warrants, including the Exercise Price, the Company will take any corporate action which may, in the opinion of counsel to the Company, be necessary in order that the Company, or any successor to the Company or successor to the undertaking or assets of the Company, will be obligated to and may validly and legally issue as fully paid and non-assessable all of the Shares or other securities which the Holder is entitled to receive on the exercise hereof in accordance with the provisions hereof.

(j)	The Company will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 12, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exercise Price.

(k)	In any case in which Section 12 shall require that an adjustment shall become effective immediately after a record date for or an effective date of an event referred to therein, the Company may defer, until the occurrence and consummation of such event, issuing to the Holder, to the extent that any Warrants are exercised after such record date or effective date and before the occurrence and consummation of such event, the additional Shares or other shares, securities or property issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Company will deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Shares or other shares, securities or the property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Shares or other shares, securities or property declared in favour of the holders of record of Shares or of such other shares, securities or property on or after the date such Warrants are exercised or such later date as the Holder would, but for the provisions of this subsection, have become the Holder of record of such additional Shares or of such other shares, securities or property pursuant hereto.

14.	Consolidation and Amalgamation

(a)	The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, arrangement, business combination, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Company and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Company, are necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Company under this Warrant Certificate; and

(ii)	the Warrants evidenced by this Warrant Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder hereunder.

(b)	Whenever the conditions of subsection 14(a) shall have been duly observed and performed, the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Warrant Certificate in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.

15.	Representation and Warranty

The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has the corporate and lawful power and authority to create and issue the Warrants and the Shares issuable upon the exercise hereof and perform its obligations hereunder and that this Warrant Certificate represents a valid, legal and binding obligation of the Company enforceable in accordance with its terms.

16.	If Share Transfer Books Closed

The Company shall not be required to deliver certificates for Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof and the making of any subscription and payment or notice for the Shares called for thereby during any such period, delivery of the certificates for Shares may be postponed for a period not exceeding five (5) Business Days after the date of the re-opening of said share transfer books; provided, however, that any such postponement of delivery of such certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered this Warrant Certificate and all required deliveries in accordance with the provisions hereof and made payment or notice during such period, to receive such certificates for the Shares called for after the share transfer books have been re-opened.

17.	Protection of Shareholders, Officers and Directors

Subject as herein provided, all or any of the rights conferred upon the Holder may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement herein contained or in any of the Warrants represented hereby shall be taken against any shareholder, officer or director of the Company, either directly or through the Company, it being expressly agreed and declared that the obligations under the Warrants evidenced hereby, are solely corporate obligations of the Company and that no personal liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any of them in respect thereof, and any and all rights and claims against every such shareholder, officer or director are being hereby expressly waived as a condition of and as a consideration for the issue of the Warrants evidenced hereby.

18.	Lost Certificate

If the Warrant Certificate evidencing the Warrants issued hereby becomes stolen, lost, mutilated or destroyed, the Company may, on such terms, as it may in its discretion impose, acting reasonably, respectively issue and countersign a new warrant of like denomination, tenor and date, and bearing the same legend, as the certificate so stolen, lost, mutilated or destroyed.

19.	Governing Law

This Warrant Certificate shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. The parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia.

20.	Severability

If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(i)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(ii)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant Certificate in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant Certificate in any other jurisdiction.

21.	Headings

The headings of the articles, Sections, subsections and clauses of this Warrant Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant Certificate.

22.	Numbering of Articles, etc.

Unless otherwise stated, a reference herein to a numbered or lettered article, Section, subsection, clause, subclause or schedule refers to the article, Section, subsection, clause, subclause or schedule bearing that number or letter in this Warrant Certificate.

23.	Gender

Whenever used in this Warrant Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

24.	Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

25.	Computation of Time Period

Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

26.	Binding Effect

This Warrant Certificate and all of its provisions shall inure to the benefit of the Holder and his, her or its heirs, executors, administrators, legal personal representatives, permitted assigns and successors and shall be binding upon the Company and its successors and permitted assigns.

27.	Notice

Any notice, document or communication required or permitted by this Warrant Certificate to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid registered mail, or if transmitted by any form of recorded telecommunication or by email, to such party addressed as follows:

(i)	to the Holder(s), at the address indicated in the register to be maintained pursuant to Section 5 or via public dissemination; and

(ii)	to the Company at:

2801 E. Camelback Road #180

Phoenix, AZ 85016

Attention:      General Counsel

email:              [***]

Notice so mailed shall be deemed to have been given on the tenth (10th) Business Day after deposit in a post office or public letter box. Neither party shall mail any notice, request or other communication hereunder during any period in which applicable postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect the normal delivery of mail. Notice transmitted by email or other form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be. Any party may from time to time notify the other in the manner provided herein of any change of address which thereafter, until change by like notice, shall be the address of such party for all purposes hereof.

28.	Further Assurances

The Company hereby covenants and agrees that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such other act, deed and assurance as the Holder shall reasonably require for the better accomplishing and effectuating of the intentions and provisions of this Warrant Certificate.

29.	Language

The parties hereto acknowledge and confirm that they have requested that this Warrant Certificate as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont exigé que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés en langue anglaise.

30.	Time of Essence

Time shall be of the essence hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of this ______ day of _______________, 2023.

TILT HOLDINGS INC., a British Columbia corporation

By:
Name: Gary F. Santo Jr.
Title: Chief Executive Officer

Signature Page to Warrant Certificate

SCHEDULE “A”

SUBSCRIPTION FORM

TO:	TILT Holdings Inc.
745 Thurlow Street, #2400 Vancouver, British Columbia V6C 0C5
Attention: David Frost

The undersigned holder of the within Warrant Certificate hereby irrevocably subscribes for ____________________ Shares of TILT Holdings Inc. (the “Company”) pursuant to the within Warrant Certificate at the Exercise Price per share specified in the said Warrant Certificate. Capitalized terms used but not defined herein have the meanings set forth in the within Warrant Certificate.

The undersigned hereby acknowledges that the following legend will be placed on the certificates representing the Shares being acquired if the Warrants are exercised prior to [INSERT DATE THAT IS FOUR MONTHS PLUS ONE DAY AFTER DATE OF WARRANT ISSUANCE].

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS PLUS ONE DAY AFTER DATE OF WARRANT ISSUANCE].

1.	The undersigned represents, warrants and certifies as follows (one and only one of the following must be checked):

☐	A.	The holder of the Warrants being exercised (i) at the time of exercise of such Warrants is not in the United States; (ii) is not a “U.S. Person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and is not exercising such Warrants on behalf of or for the account or benefit of a “U.S. Person” or a person in the United States; and (iii) did not execute or deliver this exercise form in the United States.

☐	B.	The Warrants are being exercised by or on behalf of an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act (an “Accredited Investor”) that acquired the Warrants directly from the Company, it is exercising such Warrants for its own account, and was an Accredited Investor, both on the date such Warrants were acquired from the Company and on the date such Warrants are being exercised.

☐	C.	An opinion of counsel (which will not be sufficient unless it is from counsel of recognized standing and in form and substance reasonably satisfactory to the Company) has been delivered to the Company to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available for the issue of the Shares issuable upon exercise of the Warrants.

2.	The undersigned, the record holder of the within Warrant Certificate, hereby irrevocably elects to exercise the right, represented by the within Warrant Certificate, to purchase the Shares and herewith pays the Exercise Price in accordance with the terms of the within Warrant Certificate by (one and only one of the following must be checked):

☐	A.	tendering cash or a certified cheque, money order or bank draft payable to the order of the Company in payment for such Shares of the subscription price therefor.

☐	B.	subscribing to only that number of Shares as are issuable in accordance with the “cashless exercise” formula set forth in Section 3(b) of the within Warrant Certificate.

DATED this ___ day of ___________________, 20___.

NAME:

Signature:

Address:

☐	Please check box if these DRS statement(s) are to be delivered at the office where this Warrant Certificate is surrendered, failing which the DRS statement will be mailed to the subscriber at the address set out above.

If any Warrants represented by this Warrant Certificate are not being exercised, a new warrant certificate bearing the same legend as the within Warrant Certificate will be issued and delivered with the DRS statement.

If Box 1C is to be checked, the holder is encouraged to consult with the Company in advance to determine that the legal opinion tendered in connection with exercise will be satisfactory in form and substance to the Company.

Certificates representing Shares will not be registered or delivered to an address in the United States unless Box 1B or 1C above is checked and the applicable requirements are complied with.

If Box 1B or 1C is checked, the DRS statement representing the Shares will bear a legend restricting transfer without registration under the U.S. Securities Act or applicable state securities laws unless an exemption from registration is available.

SCHEDULE “B”

FORM OF TRANSFER

THE WARRANTS REPRESENTED BY THE WITHIN WARRANT CERTIFICATE MAY NOT BE TRANSFERRED TO A U.S. PERSON OR TO ANY PERSON IN THE UNITED STATES OR TO ANY PERSON FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (name) _____________ (the “Transferee”), of _______________________________________________(residential address) Warrants of TILT Holdings Inc. (the “Company”) registered in the name of the undersigned on the records of the Company represented by the within Warrant Certificate, and irrevocably appoints the Corporate Secretary of the Company as the attorney of the undersigned to transfer the said securities on the books or register of transfer, with full power of substitution. Capitalized terms used but not otherwise defined herein have the meanings set forth in the within Warrant Certificate.

DATED this ___ day of ___________________, 20___.

Signature Guaranteed	(Signature of Holder, to be the same as appears on the face of this Warrant Certificate)

TRANSFEREE ACKNOWLEDGMENT

In connection with this transfer (check one):

☐	The undersigned transferee hereby certifies that (i) it was not offered the Warrants while in the United States and did not execute this certificate while within the United States; (ii) it is not acquiring any of the Warrants represented by this Warrant Certificate by or on behalf of person within the United States; and (iii) it has in all other respects complied with the terms of Regulation S of United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any successor rule or regulation of the United States Securities and Exchange Commission as presently in effect.

☐	The undersigned transferee is delivering a written opinion of U.S. Counsel acceptable to the Company to the effect that this transfer of Warrants has been registered under the U.S. Securities Act or is exempt from registration thereunder.

(Signature of Transferee)	Name of Transferee (please print)

Date

The Warrants and the Shares issuable upon exercise of the Warrants shall only be transferable in accordance with applicable laws. The Warrants may only be exercised in the manner required by the certificate representing the Warrants and the Warrant Exercise Form attached thereto. Any Shares acquired pursuant to this Warrant shall be subject to applicable hold periods and any DRS statement representing such Shares may bear restrictive legends, as applicable.